Schedule or Computation of Performance Quotations
Renaissance IPO Plus Aftermarket Fund
Exhibit 16

1.    Average Annual Total Return

        P (1+T) = ERV

        Where:       P     =  A hypothetical initial payment of $1,000
                     T     =  average annual total return
                     N     =  number of years
                     ERV   =  ending redeemable value at end of the period